EMPLOYMENT AGREEMENT OF RICHARD SHERIFF


     THIS AGREEMENT made and entered into as of the 17th day of February 2000 by and between POWERNOMICS ENTERPRISE CORPORATION, ("PEC"), a Delaware Corporation whose address is 200 Highpoint Dr. Suite 215 Chalfont, PA 18914 and RICHARD SHERIFF, ("Sheriff") whose address is 1829 Harbor Drive, Chester, Maryland 21619.


                                   WITNESSETH:

           WHEREAS, PEC intends to build, own and operate indoor fish growth facilities under the brand name of Everfresh Seafood.
           WHEREAS, PEC intends to lease with an option to purchase and operate a fish growth facility located in Hurlock, MD, which is presently owned and operated by Delmarva Fisheries Corporation, and it is hereby understood that Sheriff is one of three shareholders of Delmarva Fisheries Corporation.
           WHEREAS, PEC hereby offers Sheriff employment with PEC as the Chief Operations Officer ("COO") with an annual salary of $50,000 and benefits below set forth. In addition Sheriff will be eligible to participate in a Bonus Incentive Plan as below set forth. The effective starting date of Sheriff's employment with PEC shall be ___ ____ 2000.
           WHEREAS, Sheriff agrees and understands that a breach of any of the covenants contained in this Agreement will cause PEC irreparable injury, harm and loss.
           WHEREAS, the duties and responsibilities of Sheriff are below set forth and shall include certain responsibilities related to the purchase by PEC of recirculating indoor fish tanks from Opposing Flows Technology, Inc., a corporation wholly owned by Sheriff.


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           NOW, THEREFORE, in consideration of the premises and terms and conditions hereinafter set forth, the parties hereto agree as follows:

                        1. DUTIES AND RESPONSIBILITIES:
                        -------------------------------

As consideration for employment with PEC it is hereby agreed and understood that Sheriff as COO of PEC shall have the following duties and responsibilities:

     1. Managing daily operations of the Hurlock facility and other PEC seafood facilities.

     2. Overseeing the expansion of the Hurlock facility and the construction of any new fish farming facilities.

     3.   Creating and executing the sales/marketing of Everfresh Seafood

     4. Providing tanks to PEC at $25,000 each from Opposing Flows Technology. It is hereby agreed, acknowledged and understood that Sheriff and Opposing Flows Technology are parties to a Licensing Agreement with PEC, which provides for the purchase of tanks from Opposing Flows Technology at $25,000.

                                1. NON COMPETE:
                                ---------------

As further consideration for employment with PEC for a one year period following termination of employment, Sheriff agrees not to, directly or indirectly, either as a principal, agent, stockholder, partner or otherwise solicit or sell to any customer of PEC a product, which is competitive with Everfresh Seafood, for any other employer engaged in the business of producing, distributing or otherwise selling fish within the geographic area in which PEC operates at that time or intends to operate in the near future but in no event within the mid-Atlantic region of the United States. This provision shall in no way prevent Sheriff from selling tanks produced by Opposing Flows Technology so long as Sheriff has no interest in the sale of fish produced by those tanks. Sheriff hereby recognizes and acknowledges that the geographical and time limitations contained in this Agreement are reasonable and properly required for the adequate protection of PEC interests.

                               2. NON DISCLOSURE:
                               ------------------

Except in the performance of Sheriff's duties outlined in this Agreement, at no time during the employment term, or at any time thereafter, shall Sheriff, individually or jointly with others, for the benefit of employee or any third party, publish, disclose, use, or authorize or permit anyone else to publish, disclose or use any secret, confidential or proprietary material or information relating to any aspect of PEC, its affiliates or its subsidiaries, including without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, procedures or know-how of PEC or any affiliate or subsidiary of PEC.

                            3. BONUS INCENTIVE PLAN:
                            ------------------------

     Sheriff will be eligible to participate in a Bonus Incentive Plan that is intended to promote the growth, profitability and financial success of PEC. The terms and conditions of the plan will be determined by the Board of Directors of PEC in its sole discretion.


                                  4. BENEFITS:
                                  ------------

     Sheriff will be eligible to participate in the group healthcare plan offered by PEC and a 401K retirement program offered by PEC. PEC will forward a detailed benefits package to Sheriff prior to the effective start date of Sheriff's employment with PEC.



                                5. GOVERNING LAW:
                                -----------------

This Agreement and all rights under it shall be construed in accordance with the laws of the State of Pennsylvania. PEC and Sheriff each agrees to submit to the personal jurisdiction, venue, and subject matter jurisdiction of the Courts of the Commonwealth of Pennsylvania (with trial court sitting in Philadelphia County) for resolution of all disputes and causes of action arising out of this agreement.

           IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Powernomics Enterprise Corporation

           By:______________________       By:____________________
           Name:  Richard Sheriff          Name:

           Title: